AMENDING AGREEMENT TO INDEPENDENT CONTRACTOR AGREEMENT DATED MARCH 1, 2005.

THIS AMENDING AGREEMENT made, entered into, and effective as of October 1, 2005.

BY AND BETWEEN:

First Source Data, Inc., a company duly incorporated under the laws of the State of Nevada and Javed Mawji, of 1102-75 Dalhousie Street, Toronto, Ontario, Canada, M5B 2R9.

NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each party), the parties agree to amend their agreement dated March 1, 2005 and titled ‘Independent Contractor Agreement’ (the “Original Agreement”) as follows:

a) The first paragraph of the text in the section entitled “Fees” under ‘Schedule ‘A’ of the Original Agreement shall be replaced in its entirety with the following text:

“The Fees payable to the Consultant for provision of the Services shall be made in the lawful currency of the United States, payable within thirty (30) days following the end of the month within which Services were completed, provided that the Consultant fully performs the Services and complies with all requirements of this Agreement. The amount of Fees payable shall be US$2,000.00 per month for the months of March, 2005 through September, 2005, and US$3,000.00 per month for the months of October, 2005 through February, 2006, subject to any valid termination of the Agreement.”

b) All other terms of the Original Agreement shall apply mutatis mutandis.

*    *    *    *    *

IN WITNESS WHEREOF the parties have duly executed this Agreement in the City of Toronto by signing below as of October 1, 2005.

First Source Data, Inc.

Javed Mawji

/s/ Anoma Alwis_____________

/s/ Javed Mawji_____________

Authorized signatory : Anoma Alwis

 Chief Financial Officer

Amending Agreement